Exhibit 99.1

PRESS RELEASE

Crossroads Company Contact:	Crossroads Investor Contact:
Jennifer Crane	Mark Hood
Crossroads Systems	Crossroads Systems
jcrane@crossroads.com	mhood@crossroads.com
512.928.6897 or 800.643.7148	512.928.7330

Crossroads Press Contact:	Fortress Company Contact:
Matthew Zintel	Gordon E. Runté
Zintel Public Relations	Fortress Investment Group
matthew.zintel@zintelpr.com	grunte@fortress.com
281.444.1590	212.798.6082

FOR IMMEDIATE RELEASE

Crossroads Systems Secures IP-Backed Financing from Fortress Investment Group

AUSTIN, Texas – July XX, 2013 – Crossroads Systems, Inc. (NASDAQ: CRDS), a global provider of data archive solutions, announced today that it has secured a $10 million credit facility backed by a portion of its intellectual property (IP) portfolio, from an affiliate of Fortress Investment Group (NYSE: FIG), a leading global investment firm with approximately $56 billion in assets under management.

Richard K. Coleman, Jr., Interim President and Chief Executive Officer at Crossroads Systems, said, “We are pleased that Fortress recognizes the untapped value of our IP. Crossroads has a proven record of generating IP revenue, recognizing more than $60 million in license fees. The Fortress financing is an important component of Crossroads’ previously announced strategy to access capital through the monetization of our patent portfolio, and underscores the value of our extensive IP portfolio.”

Eran Zur, Managing Director and Head of the Intellectual Property Finance Group at Fortress Investment Group, said, “Crossroads has demonstrated a history of successful intellectual property creation and Fortress is excited to help fund Crossroads’ future growth.”

As a condition of the credit agreement, Crossroads will issue to Fortress 1,454,545 warrants to purchase common stock. The warrants are exercisable at an initial conversion price of $2.0625 per share, subject to anti-dilution adjustments. National Securities Corporation, a wholly owned subsidiary of National Holdings Corporation (OTCBB: NHLD), acted as an advisor to Crossroads Systems on the transaction.

Exhibit 99.1

About Crossroads Systems

Crossroads Systems, Inc. (NASDAQ: CRDS) is a global provider of data archive solutions. Through the innovative use of new technologies, Crossroads delivers customer-driven solutions that enable proactive data security, advanced data archiving, optimized performance and significant cost-savings. Founded in 1996 and headquartered in Austin, TX, Crossroads holds more than 100 patents and has been honored with numerous industry awards for data archiving, storage and protection. Visit www.crossroads.com.

About Fortress Investment Group

Fortress Investment Group LLC is a leading, highly diversified global investment firm with approximately $56 billion in assets under management as of March 31, 2013. Founded in 1998, Fortress manages assets on behalf of more than 1,500 institutional clients and private investors worldwide across a range of private equity, credit, liquid hedge funds and traditional asset management strategies. Fortress is publicly traded on the New York Stock Exchange (NYSE: FIG). Visit www.fortress.com.

Important Cautions Regarding Forward-Looking Statements
This press release includes forward-looking statements that relate to the business and expected future events or future performance of Crossroads Systems, Inc. and involve known and unknown risks, uncertainties and other factors that may cause its actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Words such as, but not limited to, "believe," "expect," "anticipate," "estimate," "intend," "plan," "targets," "likely," "will," "would," "could," and similar expressions or phrases identify forward-looking statements. Forward-looking statements include, but are not limited to, statements about Crossroads Systems' ability to implement its business strategy, including the transition from a hardware storage company to a software solutions and services provider, its ability to expand its distribution channels, its ability to maintain or broaden relationships with existing distribution channels and strategic alliances and develop new industry relationships, the performance of third parties in its distribution channels and of its strategic alliances, its ability to achieve or maintain profitability, its ability to generate revenue from licensing and enforcement activity and its ability to create new sources of intellectual property revenue. The future performance of Crossroads Systems may be adversely affected by the following risks and uncertainties: uncertainties relating to product development and commercialization, uncertain market acceptance of Crossroads Systems products, including StrongBox, intense competition in the data protection and storage markets, variations in quarterly results and a consequence of unpredictable sales cycles and other factors, the ability to obtain, maintain or protect patent and other proprietary intellectual property rights, technological change in the industry, future capital requirements, success or failure of licensing and enforcement activity alone or with strategic partners, regulatory actions or delays and other factors that may cause actual results to be materially different from those described or anticipated by these forward-looking statements. For a more detailed discussion of these factors and risks, investors should review Crossroads Systems’ reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, which can be accessed through the SEC’s website or by clicking “SEC Filings” on the company’s Investor Relations website at http://investors.crossroads.com. Forward-looking statements in this press release are based on management's beliefs and opinions at the time the statements are made. Crossroads Systems undertakes no duty to update this information to reflect future events, information or circumstances.

©2013 Crossroads Systems, Inc., Crossroads and Crossroads Systems are registered trademarks of Crossroads Systems, Inc. All trademarks are the property of their respective owners. All specifications are subject to change without notice.

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